Exhibit 99.1

SeaWorld Announces Last Generation Of Orcas In Its Care

Company Partners with Humane Society of the United States on New Animal Welfare and Wildlife Protection Initiatives

ORLANDO, Fla., March 17, 2016 – SeaWorld Entertainment, Inc. (NYSE:  SEAS), a leading theme park and entertainment company, today announced that the killer whales – or orcas – currently in the company’s care will be the last generation of orcas at SeaWorld.  The company will end all orca breeding as of today.

SeaWorld also will introduce new, inspiring, natural orca encounters rather than theatrical shows, as part of its ongoing commitment to education, marine science research, and rescue of marine animals. These programs will focus on orca enrichment, exercise, and overall health. This change will start in its San Diego park next year, followed by San Antonio and then Orlando in 2019.

SeaWorld also announced today a broad new partnership with the Humane Society of the United States (HSUS) to protect our oceans and the animals that call them home. The company is committing to educating its more than 20 million annual visitors on animal welfare and conservation issues through interpretative programs at the parks and expanded advocacy for wild whales, seals, and other marine creatures.

“SeaWorld has introduced more than 400 million guests to orcas, and we are proud of our part in contributing to the human understanding of these animals,” said Joel Manby, President and Chief Executive Officer of SeaWorld Entertainment, Inc. “As society’s understanding of orcas continues to change, SeaWorld is changing with it. By making this the last generation of orcas in our care and reimagining how guests will encounter these beautiful animals, we are fulfilling our mission of providing visitors to our parks with experiences that matter.”

“SeaWorld’s commitment to end breeding of orcas is a long-held goal of many animal advocacy organizations, and we commend the company for making this game-changing commitment,” said Wayne Pacelle, President and CEO of HSUS. “Today we turn a corner, working together to achieve solutions on a wide set of animal issues including sunsetting the use of orcas at existing facilities; maximizing SeaWorld’s focus on rescue, rehabilitation and advocacy for marine mammals in the wild; and sourcing food for animals and customers from humane and sustainable sources, including cage-free eggs and crate-free pork.”

“We are pleased to join with HSUS on the significant issues facing marine mammals and their ocean homes,” said Manby.  “The work done by zoological facilities like SeaWorld is critical for the protection of animals in the wild, especially marine mammals. To that end, SeaWorld has committed $50 million over the next five years to be the world’s leading marine animal rescue organization, to advocate for an end to the commercial killing of whales and seals and an end to shark finning.”

The current population of orcas at SeaWorld – including one orca, Takara, that became pregnant last year – will live out their lives at the company’s park habitats, where they will continue to receive the highest-quality care based on the latest advances in marine veterinary medicine, science and zoological best practices.  Guests will be able to observe these orcas through the new educational encounters and in viewing areas within the existing habitats.

SeaWorld reaffirms its commitment not to collect marine mammals from the wild.  It has not collected an orca from the wild in nearly 40 years, and the orcas at SeaWorld were either born there or have spent almost their entire lives in human care.  These orcas could not survive in oceans that include environmental concerns such as pollution and other man-made threats.

Conference Call and Webcast

The company will hold a conference call and webcast today, Thursday, March 17, at 9 a.m. Eastern Time to discuss the contents of this press release. The conference call and webcast will be broadcast live on the Internet and can be accessed via the company’s website at www.seaworldentertainment.com by clicking on the “Investor Relations” link located on the upper right corner of that page. Presentation materials will be available for download on the company’s website immediately following the conference call.  For those unable to participate in the live call, a replay will be available after 12 p.m. Eastern Time, March 17, 2016, via the “Investor Relations” section of www.seaworldentertainment.com.  A replay can also be accessed telephonically from 12 p.m. Eastern Time on March 17, 2016, through 11:59 p.m. Eastern Time on March 24, 2016, by dialing 855-859-2056 from anywhere in the U.S. or 1-404-537-3406 from international locations, conference code 70507779.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the "safe harbor" created by those sections. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this press release. A more thorough discussion of certain risks, uncertainties and other factors that may affect the company is included in the company's most recent Annual Report on Form 10-K and in subsequent reports, including the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, that the company files or furnishes with the Securities and Exchange Commission.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 27,000 animals in need over the last 50 years.

SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld, Busch Gardens® and Sea Rescue®. Over its more than 50-year history, the company has built a diversified portfolio of 11 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection of over 800 species of animals. The company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the company's press releases, SEC filings and other notices by e-mail by registering at that website.

CONTACTS:

Media Inquiries:

For SeaWorld

Aimée Jeansonne Becka

407-226-5258

Aimee.Jeansonne-Becka@SeaWorld.com

For HSUS

Anna West

301-258-1518

awest@humanesociety.org

Investor Relations Inquiries:

Mark Trinske

Vice President of Investor Relations

855-797-8625

Investors@SeaWorld.com